Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, April 2, 2009
7:00 A.M. CST
NEWSPAPER PUBLISHER A. H. BELO CORPORATION ANNOUNCES
ENGAGEMENT OF NEW AUDITING FIRM AND NOMINATION
OF DIRECTOR
     DALLAS – Newspaper publisher A. H. Belo Corporation (NYSE: AHC) announced today that the Company has engaged KPMG LLP as its independent registered public accounting firm, succeeding Ernst & Young LLP. Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We thank Ernst & Young for the service they have provided to A. H. Belo before and after its transition to a separate public company. KPMG was selected after a thorough proposal process that carefully considered the needs of A. H. Belo in these challenging economic times. Our team looks forward to working with KPMG in its new role.”
     A. H. Belo also announced that its Board of Directors has nominated Tyree B. (Ty) Miller for election as a director of the Company at the annual meeting of shareholders on May 14, 2009. If elected, Miller will be a Class III director and his term will expire at A. H. Belo’s 2011 annual meeting. The A. H. Belo Board will have eight directors with the addition of Miller.
     Miller, 55, is a private investor whose professional career was spent primarily with Bank One and its successor JPMorgan Chase. During his 28-year career with Bank One, Miller held several executive positions, including President and Chief Executive Officer of Bank One Global Treasury Services from 2000-2004 and Chairman and Chief Executive Officer of Bank One, Texas NA from 1998-2000. From October 2005 to February 2008, Miller was a Venture Partner with Austin Ventures, a venture capital firm. Miller is also active in numerous industry and civic affairs.
     “We are truly pleased that Ty Miller has agreed to join the A. H. Belo Board while the Company and the newspaper industry face so many challenges,” said John P. Puerner, Chairman of the Nominating and Governance Committee and Lead Director.

“Ty’s background in banking and working with companies to re-think business models will add immediate value to the Board’s deliberations.”
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, senior vice president/Chief Financial Officer, at 214-977-2248.